Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.10

September 7, 2012

David A. Needham

Re: Offer of Employment with Progress Financial Corporation

Dear David:

Congratulations! On behalf of Progress Financial Corporation (the “Company”), I am delighted to offer to you employment with Progress Financial Corporation. If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Progress Financial will commence on a date to be determined under the following terms:

Position. You will be employed full-time by Progress Financial Corporation as VP of Engineering reporting to Raul Vazquez, CEO.

Cash Compensation. You will initially earn a bi-weekly payment of $8,076.92 for 26 pay periods, annualized at $210,000, which shall be paid in accordance with Progress Financial Corporation’s regular payroll schedule. Your salary will be reviewed from time-to-time, generally on an annual basis. This position is exempt from overtime pay.

Benefits. You will be eligible to participate in the employee benefits plans, including paid time off, that are generally made available to the employees of Progress Financial Corporation. Benefits include health insurance, dental and vision coverage, long term disability, life insurance and 401K. The specifics of the current benefit options are attached.

Paid Time-Off. You will be eligible to participate in the Company’s sick and vacation day plan, which is equivalent to 16 business days per year. Vacation/sick days will accrue at a rate of one day per month and an additional one day per quarter.

Equity. You will be recommended to Progress Financial Corporation’s Board of Directors (the “Board”) to be granted a stock option grant of 750,000 shares of common stock with a vesting commencement date of your employment start date. If approved, all options will be granted at the first meeting of Progress Financial Corporation’s board of directors following your start date at the-then-going strike price. The option grant will vest (25%) on your one-year anniversary with the Company. The remaining (75%) balance will vest in a series of thirty-six (36) successive equal monthly instalments, so that you will be fully vested in all Shares after forty-eight (48) months of continuous service following the Vesting Commencement Date. Any option granted will be subject to the terms and conditions of the stock option plan under which the option was granted, as well as the terms and conditions of an option agreement.

In the event that (i) a “Corporate Transaction” (as defined below) occurs, and (ii) the surviving corporation or the acquiring corporation fails to either (A) assume any or all of your Company options or (B) substitute similar stock awards for your Company options (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction), then 100% of your unvested Company options shall immediately vest as of the date immediately preceding the Corporate Transaction.

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

If, in the ninety (90) day period preceding or the one year period following the closing of a Corporate Transaction, the Company or a successor corporation terminates your employment without Cause and other than as a result of your death or disability, or you resign for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then in lieu of the accelerated vesting set forth above, any equity compensation awards granted to you by the Company will accelerate such that one hundred (100%) of the then-unvested shares subject to your performance of the Additional Obligations.

Definitions. For the purposes of this offer:

•	“Corporate Transaction” means any of the following (i) any consolidation or merger of Progreso with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of Progreso immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which Progreso is a party in which in excess of fifty percent (50%) of its voting power is transferred; provided that a “Corporate Transaction” shall not include (x) any consolidation or merger effected exclusively to change the domicile of Progreso, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Progreso or any successor or indebtedness of the Company or Progreso is cancelled or converted or a combination thereof, and (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company or Progreso; provided, that in any case, such transaction is treated as a “Liquidation Event” pursuant to the Progreso Certificate of Incorporation.

•	“Cause” means (i) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or misconduct of any kind involving moral turpitude, dishonesty or sexual harassment, (ii) misappropriation of the assets of the Company or other similar acts of dishonesty, and (iii) your habitual neglect of your duties after having received written notice of such failure and at least thirty (30) days to cure such failure.

•	“Good Reason” means your resignation or departure within sixty (60) days following the occurrence of any one or more of the following events: (i) a reassignment of your responsibilities that materially adversely affects your position with the Company or any successor, as the case maybe, subsequent to a Corporate Transaction, in connection with which Corporate Transaction you have accepted an employment or other consulting relationship with the surviving entity; and provided, however, that your rejection of an offer to accept an employment or consulting relationship with the surviving entity in such Corporate

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Transaction shall not be deemed “Good Reason,” (ii) a reduction by the Company (or its successor) in your base salary in effect immediately prior to the Corporate Transaction unless such reduction is authorized by the Board and is proportionate to the reduction made to the base salary of all officers of the Company (or its successor), or (iii) the relocation of the principal place of your service to a facility or a location more than 100 miles from your then principal place of service immediately prior to the Corporate Transaction.

•	Additional Obligations: Such benefits as described above are conditional upon your delivering to the Company an effective, general release substantially in the form attached as Exhibit A hereto.

Incentive Compensation. You will be eligible to participate in the Company’s Incentive Program, which is an annual incentive plan that rewards employees for achievement of corporate goals, individual quantitative goals and individual values and leadership goals. You will have an annual bonus target of 40% of your base salary prorated based on the portion of the year you are employed by Progress Financial. The company must achieve a minimum percentage of corporate goals in order for any bonuses to be paid. We will also provide you with a sign on bonus of $25,000. This bonus will be payable within two weeks of your start date. The sign on bonus is contingent upon your continuing as an employee of Progreso for 12 (twelve) months. If you resign for any reason during the twelve months of employment, you will reimburse Progreso the full amount of the sign on bonuses, and job abandonment is considered a resignation.

At-Will Employment. Employment with Progress Financial Corporation is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by Progress Financial Corporation at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Progress Financial Corporation’s personnel policies and procedures, may be changed at any time in the sole discretion of Progress Financial Corporation. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of Progress Financial Corporation and may not be changed, except in an express writing signed by you and by Progress Financial Corporation’s Chief Executive Officer.

Company Policy. As an employee of Progress Financial Corporation, you will be subject to, and will be expected to comply with its policies and procedures, personnel and otherwise, as those policies are developed and communicated to you.

Conditions of Offer. In order to accept this offer, and for your acceptance to be effective, you must satisfy the following conditions:

(1) You must sign and return the enclosed copy of this letter, indicating your acceptance of this offer.

(2) You must sign, return and comply at all times with the enclosed standard form of Progress Financial Corporation’s Proprietary Information and Inventions Agreement (“PIIA”).

(3) Pursuant to the Immigration Reform and Control Act of 1986, you must be able to produce evidence verifying your identity and legal right to work in the United States.

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Entire Agreement. Provided that the conditions of this offer and your acceptance are satisfied, this letter and the enclosed PIIA shall constitute the full and complete agreement between you and Progress Financial Corporation regarding the terms and conditions of your employment. This letter and the enclosed PIIA cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Progress Financial Corporation or any representative or agent of Progress Financial Corporation regarding any aspect of your employment. Any current or future change to the terms of your employment with Progress Financial Corporation, as set forth in this letter, must be individualized to you in writing and signed by Progress Financial Corporation to be effective.

Please confirm your acceptance of this offer, by signing and returning the enclosed copy of this letter, and the PIIA to Raul Vazquez by 9/12/2012. If not accepted by you as of that date, this offer will expire. This offer is contingent upon successful completion of a background check. Enclosed are instructions for completing the necessary paperwork authorizing Progreso Financiero to conduct the background check. Please submit this paperwork within three days of receipt of offer.

We are really looking forward to having you join Progress Financial Corporation. If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Raul Vazquez
Raul Vazquez
CEO

I ACCEPT PROGRESS FINANCIAL CORPORATION’S OFFER OF EMPLOYMENT, ABOVE.

/s/ David A. Needham	9/7, 2012
David A. Needham	Date

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

EXHIBIT A

FORM OF RELEASE

In exchange for the equity acceleration benefits to be provided to me by Progress Financial Corporation (the “Company”) pursuant to my Offer Letter from the Company, I, individually and on behalf of my family, hereby provide the following release.

I hereby generally and completely release the Company, Progreso Financiero Holdings, Inc. (“Progreso”), each of their respective parents, subsidiaries, successors, predecessors, and affiliates, and each of their respective directors, officers, employees, stockholders, shareholders, agents, attorneys, insurers, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this release and that are related to my employment or involvement with Progreso. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand that the following claims are not included in my release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement; the charter, bylaws, or operating agreements of the Company or Progreso; or under applicable law; or (b) any rights I may have under any stock option agreement or other Company or Progreso employee benefit plan that is intended to provide benefits to me or my dependents after my departure from the Company; (c) any rights I may have described in my offer letter with the Company dated September    , 2012, or (d) any rights which cannot be waived as a matter of law. In addition, I understand that nothing in this release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this release; (b) I should consult with an attorney prior to signing this release (although I may choose voluntarily not do so); (c) I have 21 days to consider this release (although I may choose voluntarily to sign this release earlier); (d) I have seven days following the date I sign this release to revoke it by providing written notice to the Board of Directors; and (e) this release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this release.

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I further acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement.

I hereby agree not to disparage the Company or Progreso, and any of their respective officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations or personal reputations; provided that I may respond accurately and fully to any question, inquiry or request for information when required by the legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than 21 days following the date it is provided to me.